EXHIBIT 99.1

G&P Acquisition Corp. Releases Letter to Shareholders

NEW YORK, NY, November 23, 2022 – G&P Acquisition Corp. (NYSE: GAPA) (“G&P” or the “Company”), a publicly-traded special purpose acquisition company, today released the following letter:

Dear G&P Acquisition Corp. Shareholders,

On March 11, 2021 G&P completed a $175 million IPO on the New York Stock Exchange. Our objective was to identify an established operating business in the food and beverage, consumer goods, automotive, and hospitality sectors with strong operation and cash flow. Over the course of the next 20 months, we evaluated over seventy potential transactions, met with over thirty-five potential target companies, actively pursued or made offers to over ten companies and executed letters of intent for a business combination but were unable to consummate a transaction.

Last week, we announced that we were returning all the cash held in trust to shareholders. This totals approximately $10.17 per share, including accrued interest. We believe this is the prudent outcome for our investors.

We have been unsuccessful in completing an initial business combination due to a deteriorating market for SPAC transactions which has been driven by a number of factors including (1) the poor performance of post-business combination SPACs over the last two years has negatively impacted the willingness of potential targets to enter into a transactions with SPACs, (2) the high redemption rates of SPACs and declining availability of financing options for SPAC transactions with capital requirement that exceed the amount of capital held in trust, and (3) risk and uncertainty created by new SPAC rules proposed by the SEC in 2022.

Our investment objective focused on established operating companies with a history of strong cash flow. These companies can generally wait until market conditions are favorable, which limited the universe of high-quality possible deals for G&P, particularly during the last 12 months. While there were transactions that were potentially actionable for G&P during the past year, none of them met our investment criteria.

While we are disappointed that we did not achieve our initial objective of consummating a high-quality transaction for G&P, we are extremely grateful for your partnership and trust over the last twenty months.

Sincerely,

Brendan T. O’Donnell

Chief Executive Officer

Contacts:

Investors and Media:
Email: investorrelations@gapacq.com
Phone: (212) 415-6506

SOURCE: G&P Acquisition Corp.